EXHIBIT 15

November 1, 2012

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Commissioners:

We are aware that our report dated November 1, 2012 on our review of interim financial information of 3M Company and its subsidiaries for the three and nine month periods ended September 30, 2012 and 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, and 333-181270) and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-109211, and 333-176082).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP